Exhibit 99.12

News Release

AirTran Airways Offers

Valued Choice for Richmond

Arrival of AirTran Serves as Catalyst for Record Growth at RIC and for Annual Economic Benefit Topping $120 Million for Virginia’s Capital Region

Richmond International Airport, VA, March 1, 2007: In response to comments circulated earlier this week by the Midwest Air Group, Richmond International Airport (RIC) is compelled to summarize some of the benefits enjoyed by the citizens of the Greater Richmond Region directly attributable to the decision of AirTran Airways to start service from RIC in 2005.

“AirTran Airways is a valued addition at Richmond International Airport,” said Capital Region Airport Commission President and CEO Jon E. Mathiasen, AAE. “At a time when one out of every three travelers left Richmond in search of competitive fares, AirTran stepped in and immediately delivered high-quality service and the necessary competitive factor to bring fares at RIC inline. We have since reported back-to-back years of record growth, with passenger traffic up by more than 30 percent since AirTran’s arrival.”

In short:

•	Since the inauguration of its service from Richmond, AirTran Airways has delivered on its promise to bring “high-quality, low-fare service to travelers in Richmond.”

•	AirTran Airways offers regularly-scheduled, competitively-priced nonstop flights between Richmond and Atlanta and Richmond and Orlando.

For Immediate Release

•	Over the last year, AirTran Airways’ completion percentage for RIC flights was 98 percent.

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Via such service, Richmond Region travelers have enjoyed significantly lower fares to dozens of destinations, changing – literally overnight – the airfare structure in a market that was once one of America’s most expensive according to the U.S. Dept. of Transportation.

•	AirTran Airways has been responsive and respectful of customer input, including that from major corporations such as the twelve Fortune 1000 companies based in the region.

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While Richmond customers onboard AirTran enjoy low fares, they also praise the airline’s professional and courteous crew members, affordable Business Class option, assigned seating, oversized overhead bins, and complimentary XM Satellite Radio onboard aircraft that comprise one of the industry’s youngest fleets.

•	According to a recent study, the region now enjoys an annual economic benefit topping $120 million from the arrival of low-cost service, led off by AirTran’s 2005 arrival, including:

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Business airfare savings estimated to reach $34.3 million, consumer airfare savings of $22.8 million, increased visitor spending of $31.4 million, improved workforce productivity gains reaching nearly $8 million, and “ripple effect” benefits amounting to more than $25 million per year.

•	The estimated creation of more than 950 jobs in the region.

•	Recapture of Richmond-based passenger traffic that had previously used distant airports in search of fair fares.

•	Increased competitiveness for business recruitment and retention.

•	Increased competitiveness for meetings and conventions opportunities.

“I’ve been in the business for more than 25 years, and appreciate the strong, honest, ethical management of AirTran Airways,” added Mathiasen, “and how this high standard of leadership translates into their day-to-day operations at Richmond International Airport.”

Richmond International Airport (RIC) is the gateway for Virginia’s Capital Region, serving 3.3 million travelers per year via AirTran Airways, American Airlines, Continental Airlines, Delta Air Lines, JetBlue Airways, Northwest Airlines, United Airlines, US Airways and their respective regional affiliates to 20 domestic destinations.

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Media Contact:

Troy M. Bell, Director – Marketing & Air Service Development, Richmond International Airport

Phone: (804) 226-3022, Fax: (804) 652-2607, E-mail: tbell@flyrichmond.com

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